NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports First Quarter 2015 Results
First quarter highlights:
•Sales of $1.8 billion, up 3.2% organically
•Operating profit of $87.2 million
•Earnings per diluted share of $0.90
•Free cash flow of $85.1 million or 181% of net income; financial leverage improved to 2.9x

PITTSBURGH, April 23, 2015/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its 2015 first quarter results.

The following are results for the three months ended March 31, 2015 compared to the three months ended March 31, 2014:

•
Net sales were $1,816.3 million for the first quarter of 2015, compared to $1,810.8 million for the first quarter of 2014, an increase of 0.3%. Organic sales increased 3.2%, acquisitions positively impacted sales by 1.2%, and foreign exchange rates and number of workdays negatively impacted sales by 2.5% and 1.6%, respectively.

•	Gross profit was $367.7 million, or 20.2% of sales, for the first quarter of 2015, compared to $374.8 million, or 20.7% of sales, for the first quarter of 2014.

•
Selling, general and administrative ("SG&A") expenses were $264.6 million, or 14.6% of sales, for the first quarter of 2015, compared to $265.5 million, or 14.7% of sales, for the first quarter of 2014.

•
Operating profit was $87.2 million for the current quarter, compared to $93.0 million for the first quarter of 2014. Operating profit as a percentage of sales was 4.8% in 2015, compared to 5.1% in 2014.

•
Interest expense for the first quarter of 2015 was $20.9 million, compared to $20.7 million for the first quarter of 2014. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, amortization of deferred financing fees and accrued interest, for the first quarter of 2015 and 2014 was $5.4 million and $4.1 million, respectively.

•	The effective tax rate for the current quarter was 29.4%, compared to 28.2% for the prior year first quarter.

•	Net income attributable to WESCO International, Inc. of $47.0 million for the current quarter was down 9.4% from $51.9 million for the prior year quarter.

•
Earnings per diluted share for the first quarter of 2015 was $0.90 per share, based on 52.2 million diluted shares, compared to $0.97 per share in the first quarter of 2014, based on 53.4 million diluted shares.

•	Free cash flow for the first quarter of 2015 was $85.1 million, or 181% of net income, compared to $41.7 million, or 80% of net income for the first quarter of 2014.
Mr. John J. Engel, WESCO’s Chairman and Chief Executive Officer, stated, “We had a challenging start to the year where reduced demand in the industrial market, winter weather impacts, and foreign exchange headwinds weighed heavily on our results in the first quarter. While organic sales per workday grew 3%, sales momentum decelerated through the quarter. Gross margin was down versus prior year but was flat sequentially. Effective cost controls partially mitigated the impact on operating profit and as a result EPS was down versus prior year. Free cash flow generation was particularly strong in the quarter enabling us to further improve our financial leverage and repurchase approximately 300,000 shares of stock. Our capital structure is in good shape and our acquisition pipeline remains robust with opportunities to strengthen our electrical core and further expand our portfolio of products and services this year. Based upon our first quarter results, we are revising our full year outlook to (3)% to 3% sales growth and $5.00 to $5.40 earnings per diluted share from our previous outlook of 0% to 3% sales growth and $5.20 to $5.60 earnings per diluted share.”
Mr. Engel continued, “We expect reduced demand in commodity-driven industrial end markets and foreign exchange headwinds to continue throughout this year. As a result, we are taking additional actions to accelerate our One WESCO sales initiatives and simplify and streamline our business. These additional mitigating actions include consolidating a series of branches and reducing structural costs while adding to our salesforce to address underserved territories and customer accounts. Our One WESCO strategy continues to drive our long term value proposition, particularly for customers looking to reduce their supply chain costs.”
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 23, 2015, at 11:00 a.m. E.T. The call will be broadcast live over the Internet and can be accessed from the Company's Website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2014 annual sales were approximately $7.9 billion. The Company employs approximately 9,400 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 485 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Senior Vice President and Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2015		March 31, 2014
Net sales	$1,816.3		$1,810.8
Cost of goods sold (excluding	1,448.6	79.8%	1,436.0	79.3%
depreciation and amortization below)
Selling, general and administrative expenses	264.6	14.6%	265.5	14.7%
Depreciation and amortization	15.9		16.3
Income from operations	87.2	4.8%	93.0	5.1%
Interest expense, net	20.9		20.7
Income before income taxes	66.3	3.7%	72.3	4.0%
Provision for income taxes	19.5		20.4
Net income	46.8	2.6%	51.9	2.9%
Net loss attributable to noncontrolling interests	(0.2)		—
Net income attributable to WESCO International, Inc.	$47.0	2.6%	$51.9	2.9%

Earnings per diluted common share	$0.90		$0.97
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	52.2		53.4

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$154.4	$128.3
Trade accounts receivable, net	1,082.2	1,117.4
Inventories, net	814.4	819.5
Current deferred income taxes	36.5	35.9
Other current assets	226.0	249.2
Total current assets	2,313.5	2,350.3
Other assets	2,298.9	2,404.0
Total assets	$4,612.4	$4,754.3

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$771.9	$765.1
Current debt and short-term borrowings	51.9	49.1
Other current liabilities	215.3	249.6
Total current liabilities	1,039.1	1,063.8

Long-term debt	1,336.9	1,366.4
Other noncurrent liabilities	399.1	396.0
Total liabilities	2,775.1	2,826.2

Stockholders' Equity
Total stockholders' equity	1,837.3	1,928.1
Total liabilities and stockholders' equity	$4,612.4	$4,754.3

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Operating Activities:
Net income	$46.8	$51.9
Add back (deduct):
Depreciation and amortization	15.9	16.4
Deferred income taxes	7.9	7.9
Change in trade receivables, net	9.7	(55.3)
Change in inventories, net	(13.2)	(17.4)
Change in accounts payable	20.6	43.6
Other	2.4	(0.4)
Net cash provided by operating activities	90.1	46.7

Investing Activities:
Capital expenditures	(5.0)	(5.0)
Acquisition payments	—	(91.2)
Other	0.8	—
Net cash used in investing activities	(4.2)	(96.2)

Financing Activities:
Debt borrowings (repayments), net	(19.4)	19.7
Equity activity, net	(27.7)	(0.3)
Other	(6.7)	4.2
Net cash provided by (used in) financing activities	(53.8)	23.6

Effect of exchange rate changes on cash and cash equivalents	(6.0)	(1.4)

Net change in cash and cash equivalents	26.1	(27.3)
Cash and cash equivalents at the beginning of the period	128.3	123.7
Cash and cash equivalents at the end of the period	$154.4	$96.4

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include normalized organic sales growth, gross profit, financial leverage and free cash flow. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's organic growth trends, capital structure position and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except sales growth data)
(Unaudited)

	Three Months Ended
Normalized Organic Sales Growth:	March 31, 2015	March 31, 2014

Change in net sales	0.3%	0.2%
Impact from acquisitions	1.2%	0.5%
Impact from foreign exchange rates	(2.5)%	(1.9)%
Impact from number of workdays	(1.6)%	—%
Normalized organic sales growth	3.2%	1.6%
Note: Normalized organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Normalized organic sales growth is calculated by deducting the percentage impact from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2015	March 31, 2014

Net Sales	$1,816.3	$1,810.8
Cost of goods sold (excluding depreciation and amortization)	1,448.6	1,436.0
Gross profit	$367.7	$374.8
Gross margin	20.2%	20.7%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2015	December 31, 2014

Income from operations	$460.4	$466.2
Depreciation and amortization	67.6	68.0
EBITDA	$528.0	$534.2

	March 31, 2015	December 31, 2014
Current debt and short-term borrowings	$51.9	$49.1
Long-term debt	1,336.9	1,366.4
Debt discount related to convertible debentures and term loan(1)	168.5	170.4
Total debt including debt discount	1,557.3	1,585.9

Financial leverage ratio	2.9	3.0

(1)	The convertible debentures and term loan are presented in the condensed consolidated balance sheets in long-term debt, net of the unamortized discount.
Note: Financial leverage is a non-GAAP financial measure provided by the Company to illustrate its capital structure position. Financial leverage ratio is calculated by dividing total debt, including debt discount, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended
Free Cash Flow:	March 31, 2015	March 31, 2014

Cash flow provided by operations	$90.1	$46.7
Less: Capital expenditures	(5.0)	(5.0)
Free cash flow	$85.1	$41.7
Percent of net income attributable to
WESCO International, Inc.	181.1%	80.3%
Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund the Company's financing needs.